Exhibit 99.1

Voya Financial Announces Second-Quarter 2017 Results

NEW YORK, Aug. 1, 2017 – Voya Financial, Inc. (NYSE: VOYA) today announced financial results for the second quarter of 2017.

•	2Q 2017 net income available to common shareholders of $0.89 per diluted share[1], which reflects:

•

A loss of $0.10 per diluted share, after-tax[2], in the Closed Block Variable Annuity (CBVA) segment due to changes in the fair value of guaranteed benefit derivatives related to nonperformance risk, which the company considers a non-economic factor.

•

The CBVA segment, which is in run-off and not included in operating earnings, is supported by a hedge program that is primarily designed to mitigate the impacts of market movements on regulatory and rating agency capital resources, creating an accounting asymmetry with U.S. GAAP financial results.

•	2Q 2017 operating earnings[2],[3] of $0.67 per diluted share, after-tax, which includes:

•

$0.39 per diluted share, after-tax, of unfavorable deferred acquisition costs and value of business acquired (“DAC/VOBA”) and other intangibles unlocking, which was largely due to changes in terms related to guaranteed minimum interest rate provisions for certain retirement plan contracts with fixed investment options; and

•

$0.11 per diluted share, after-tax and DAC/VOBA, of prepayment fees and alternative investment income, in aggregate, above the company’s long-term expectations, including a recovery of carried interest reversed in prior periods.

•	2Q 2017 segment results include:

•	Retirement net inflows of $280 million, reflecting growth in Corporate and Tax-Exempt markets;

•	Investment Management net inflows of $1.9 billion (excluding variable annuity outflows);

•	Positive net inflows in Annuities for fixed indexed annuities and investment-only products;

•	Favorable mortality in Individual Life;

•	Higher loss ratio in Stop Loss, partially offset by improved results for Voluntary and Group Life; and

•	CBVA hedge program continued to protect regulatory and rating agency capital.

•	Total assets under management (AUM) of $301 billion; total AUM and administration of $517 billion as of June 30, 2017.

[1]	For the three months ended June 30, 2017 and 2016, weighted-average fully diluted common shares outstanding were 187.7 million and 203.5 million, respectively.
[2]	Voya Financial assumes a 32% tax rate on operating earnings and all components of operating earnings described as “after-tax.” A 35% tax rate is applied to all non-operating items, including CBVA results. The 32% tax rate for operating earnings and components reflects the estimated benefit of the dividend received deduction related to the company’s Retirement, Investment Management, Annuities, Individual Life and Employee Benefits segments.
[3]	Operating earnings and adjusted operating earnings are non-GAAP financial measures; information regarding the non-GAAP financial measures included in this press release, and reconciliations to the most comparable U.S. GAAP measures, are provided under the “Use of Non-GAAP Financial Measures” section of this release, and in the “Reconciliations” section of the Quarterly Investor Supplement.

•	2Q 2017 share repurchases of $375 million (including $150 million share repurchase agreement that settled in 2Q 2017).

•	Estimated combined risk-based capital (RBC) ratio of 480%[4], which is above the company’s target of 425%.

•	Excess capital of $877 million[5]

•	Debt-to-capital ratio, excluding accumulated other comprehensive income (AOCI), of 24.5%[6]

•	Book value per share (excluding AOCI) of $59.24[7]

“During the quarter, we generated strong business growth, including increased deposits and positive net flows, as a result of our expanded distribution and increased productivity, and we benefited from the capital efficiencies that we have achieved,” said Rodney O. Martin, Jr., chairman and chief executive officer, Voya Financial. “We remain focused on executing all parts of our plan to achieve our 2018 targets for our businesses. This includes delivering on our growth objectives, in part by improving customer experiences, and achieving our cost saving targets. In line with our focus on making effective use of excess capital, we continued to drive shareholder value by repurchasing $375 million of our shares during the second quarter. Equally important, our CBVA hedge program also continued to protect regulatory and rating agency capital during the quarter and we will be taking further actions to accelerate the run-off of the block.

“Our employees and their values are key to our success. In May, Voya held its fourth-annual National Day of Service, during which thousands of our employees across the country volunteered 13,400 hours to benefit more than 200 nonprofit organizations dedicated to a variety of great causes. This effort illustrates the strong culture we’ve created and is just one of the initiatives we undertake as a way to demonstrate our values. Overall, we are encouraged by our momentum and are excited about the opportunities we have to help Americans plan, invest and protect their savings while also delivering greater value for our employees, distribution partners and shareholders,” said Martin.

[4]	Estimated combined RBC ratio primarily for Voya Financial’s four principal U.S. insurance subsidiaries.
[5]	Excess capital above the company’s holding company liquidity target of $450 million and estimated statutory surplus in excess of a 425% combined RBC ratio.
[6]	Debt-to-capital ratio, excluding AOCI, is a non-GAAP financial measure. Information regarding this non-GAAP financial measure, and a reconciliation to the most comparable U.S. GAAP measure, is provided under the “Use of Non-GAAP Financial Measures” section of this release, and in the “Reconciliations” section of the Quarterly Investor Supplement.
[7]	Book value per share (excluding AOCI) is a non-GAAP financial measure. Information regarding this non-GAAP financial measure, and a reconciliation to the most comparable U.S. GAAP measure, is provided under the “Use of Non-GAAP Financial Measures” section of this release, and in the “Reconciliations” section of the Quarterly Investor Supplement.

Second-Quarter 2017 Results

Net Income Available to Common Shareholders

Voya Financial’s net income available to common shareholders includes the effect of the company’s CBVA hedge program - which focuses on protecting regulatory and rating agency capital from market movements, rather than minimizing GAAP earnings volatility - as well as net investment gains and losses, among other items.

2Q 2017 net income available to common shareholders was $167 million or $0.89 per diluted share, compared with net income available to common shareholders of $162 million or $0.79 per diluted share in 2Q 2016. While CBVA income before income taxes declined $85 million in 2Q 2017, this was more than offset by an increase in net investment gains as well as 2Q 2016 results being negatively impacted by a $102 million loss due to the early extinguishment of debt.

Operating Earnings

Voya Financial’s operating earnings include results from the company’s Retirement, Investment Management, Annuities, Individual Life and Employee Benefits segments, as well as Corporate.

2Q 2017 after-tax operating earnings were $125 million or $0.67 per diluted share, compared with $160 million or $0.79 per diluted share, in 2Q 2016. The following items primarily accounted for this change:

•	$53 million, after-tax, of higher adjusted operating earnings, in aggregate, driven by higher earnings in Retirement, Investment Management, Annuities and Individual Life; and

•	$74 million, after-tax, of negative DAC/VOBA and other intangibles unlocking compared with $13 million, after-tax, of positive DAC/VOBA and other intangibles unlocking in 2Q 2016.

	Three Months Ended June 30,
($ in millions, except per share amounts)	2017	2016	% Change
Operating earnings before income taxes by segment
Retirement	$33	$141	(77)%
Investment Management	85	32	NM
Annuities	66	73	(10)
Individual Life	62	50	24
Employee Benefits	27	32	(16)
Corporate	(89)	(92)	3

Total operating earnings before income taxes	$184	$235	(22)%

Closed Block Variable Annuity	(28)	57	NM
Net investment gains (losses)	3	(25)	NM
Loss due to the early extinguishment of debt	0	(102)	NM
Other adjustments [i]	72	(12)	NM

Income (loss) before income taxes	$231	$153	51%
Less: Income tax expenses (benefit)	12	17	(29)

Net income (loss), after-tax	$219	$136	61%
Net income (loss) attributable to non-controlling interest	52	(26)	NM

Net income (loss) available to common shareholders, after-tax	$167	$162	3%

($ in per diluted share)
Operating earnings, after-tax ii	$0.67	$0.79	(15)%
Closed Block Variable Annuity, after-tax ii	(0.10)	0.18	NM
Net investment gains (losses), after-tax ii	0.01	(0.08)	NM
Loss due to the early extinguishment of debt, after-tax ii	—	(0.33)	NM
Other adjustments, after-tax ii	0.07	0.05	40
Effect of assumed tax rate vs. actual tax rate iii	0.24	0.18	33

Net income (loss) available to common shareholders	$0.89	$0.79	13%

Fully diluted weighted average shares outstanding (in millions)	187.7	203.5

[i]

“Other adjustments” consists of net guaranteed benefit hedging gains (losses) and related charges and adjustments; income (loss) from business exited; income (loss) attributable to non-controlling interests; immediate recognition of net actuarial gains (losses) related to pension and other post-retirement benefit obligations and gains (losses) from plan amendments and curtailments; expenses associated with the rebranding of Voya Financial from ING U.S.; and restructuring expenses (severance, lease write-offs, etc.).

ii

Voya Financial assumes a 32% tax rate on operating earnings and all components of operating earnings described as “after-tax.” The 32% tax rate for operating earnings reflects the estimated dividends received deduction benefit. A 35% tax rate is applied to all non-operating items.

iii	Represents the difference between actual tax expense and the tax expense reflected in other line items using the assumed 32% (operating) tax rate or 35% (non-operating) tax rate.

NM	= Not Meaningful

Segment Discussions

The following segment discussions compare 2Q 2017 with 2Q 2016, unless otherwise noted. All figures are presented before income taxes.

Retirement

Positive Net Flows; Higher Fee-Based Revenue and Declining Expenses Offset Lower Investment Yields

	Three Months Ended June 30,
($ in millions, before income taxes)	2017	2016
Operating earnings	$33	$141
Less: DAC/VOBA and other intangibles unlocking	(114)	11

Adjusted operating earnings	$147	$130

Retirement operating earnings were $33 million, down from $141 million as changes in terms related to guaranteed minimum interest rate provisions, which reduce the company’s exposure to low interest rates on new deposits and transfers for certain retirement plan contracts with fixed investment options, resulted in unlocking of DAC/VOBA in 2Q 2017.

Retirement adjusted operating earnings, which exclude the impact of unlocking, were $147 million, up from $130 million. Key earnings drivers included:

•	Investment spread revenues

•	Prepayment fee and alternative investment income were, in aggregate, $2 million below long-term expectations (before the effect of income taxes and DAC/VOBA).

•	Excluding alternative investment income and prepayment fees, investment spread revenues declined as growth in general account assets was offset by lower portfolio yields.

•

Fee-based revenues increased meaningfully as equity market appreciation and the cumulative effect of positive net flows drove higher AUM, resulting in higher full-service and retail wealth management fees.

•	Expenses declined primarily due to continued expense management efforts; 2Q 2017 results also benefited from $6 million in favorable items.

Retirement net inflows were $280 million, compared with net inflows of $610 million in 1Q 2017 and net inflows of $693 million in 2Q 2016. Net flows vary in size and timing, sometimes substantially, from one quarter to the next. Retirement AUM totaled $130 billion, up from $126 billion as of March 31, 2017 and $115 billion as of June 30, 2016.

Investment Management

Fee Growth from Higher Assets Under Management; Positive Investment Management Sourced Net Flows

	Three Months Ended June 30,
($ in millions, before income taxes)	2017	2016
Operating earnings	$85	$32
Adjustments	0	0

Adjusted operating earnings	$85	$32

Investment Management adjusted operating earnings were $85 million, up from $32 million. Key earnings drivers included:

•

Fee-based revenues increased $17 million primarily due to higher average AUM driven by Investment Management sourced net flows, market appreciation and higher performance fees that were $3 million higher than expected in 2Q 2017.

•

Investment capital revenues increased $44 million primarily due to a recovery of carried interest reversed in prior periods, including 2Q 2016. Alternative investment income was $30 million above long-term expectations (before the effect of income taxes).

•	Expenses increased $8 million primarily due to higher variable compensation expenses associated with higher earnings; 2Q 2017 results also benefited from $1 million in favorable items.

Investment Management Operating Margin

	2Q 2017	1Q 2017	2Q 2016
Operating Margin	41.8%	28.8%	22.3%
Operating Margin, excluding investment capital results[i]	29.6%	25.0%	26.8%

[i]

Operating margin, excluding investment capital results, is a non-GAAP financial measure. Information regarding this non-GAAP financial measure, and a reconciliation to the most comparable U.S. GAAP measure, is provided under the “Use of Non-GAAP Financial Measures” section of this release, and in the “Reconciliations” section of the Quarterly Investor Supplement.

The operating margin, excluding investment capital and other investment income, increased in 2Q 2017 compared with 1Q 2017 primarily due to a decline in expenses, including the impact of seasonal items. Compared with 2Q 2016, the 2Q 2017 operating margin excluding investment capital and other investment income increased due to higher fee-based revenues as a result of growth in average AUM.

Investment Management Net Flows

($ in billions)	2Q 2017	1Q 2017	2Q 2016
Investment Management Sourced Net Flows	$2.4	$0.6	$0.5
Affiliate Sourced Net Flows	(0.5)	(0.3)	0.0
VA Net Flows	(0.7)	(1.4)	(0.7)

Total	$1.2	$(1.2)	$(0.2)

During 2Q 2017, Investment Management sourced net inflows were driven by institutional net flows, including flows from global distribution and alternative asset classes.

Third-party8 sales were $6.4 billion, compared with $5.0 billion in 1Q 2017 and $4.3 billion in 2Q 2016. Third-party AUM totaled $135 billion as of June 30, 2017, up from $131 billion as of March 31, 2017 and $125 billion as of June 30, 2016.

Annuities

Positive Net Flows for Fixed Indexed Annuity and Investment-Only Products

	Three Months Ended June 30,
($ in millions, before income taxes)	2017	2016
Operating earnings	$66	$73
Less: DAC/VOBA and other intangibles unlocking	7	14

Adjusted operating earnings	$59	$58

Annuities operating earnings were $66 million, down from $73 million.

Annuities adjusted operating earnings, which exclude the impact of unlocking, were $59 million, up from $58 million. Key earnings drivers included:

•	Investment spread revenues

•	Prepayment fee and alternative investment income were, in aggregate, $3 million above long-term expectations (before the effect of income taxes and DAC/VOBA).

•	Excluding alternative investment income and prepayment fees, investment spread revenues decreased mainly as a result of lower portfolio yields.

•	DAC/intangible amortization was favorable, primarily due to a lower amortization rate, and was offset by increased expenses.

Total Annuities net outflows were $67 million as net inflows of $102 million in fixed indexed annuities and investment-only products were offset by net outflows of $168 million in fixed rate, income and other annuities.

Annuities AUM totaled $28 billion as of June 30, 2017, unchanged from $28 billion as of March 31, 2017, and up from $27 billion as of June 30, 2016.

Individual Life

Lower Expenses and Favorable Underwriting Income Including Amortization

	Three Months Ended June 30,
($ in millions, before income taxes)	2017	2016
Operating earnings	$62	$50
Less: DAC/VOBA and other intangibles unlocking	(1)	(4)

Adjusted operating earnings	$63	$54

Individual Life operating earnings were $62 million, up from $50 million.

Individual Life adjusted operating earnings, which exclude the impact of unlocking, were $63 million, up from $54 million. Key earnings drivers included:

•	Investment spread revenues

•	Prepayment fee and alternative investment income were, in aggregate, in line with long-term expectations (before the effect of income taxes and DAC/VOBA).

[8]	Excludes general account assets of Voya Financial’s insurance company subsidiaries.

•	Excluding alternative investment income and prepayment fees, investment spread revenues decreased mainly as a result of lower portfolio yields.

•	Expenses declined primarily due to continued expense management efforts; 2Q 2017 results also benefited from $4 million in favorable items.

•

Underwriting results (including DAC/VOBA and other intangibles amortization) increased slightly due to improved mortality driven by lower severity; 2Q 2017 net underwriting results were $10 million favorable to expectations.

Total Individual Life sales, which primarily consist of indexed life insurance, were $18 million, down from $28 million and reflect the discontinuation of sales of more capital intensive products.

Employee Benefits

Premium Growth and Favorable Underwriting Results for Voluntary and Group Life Offset by Higher Loss Ratio for Stop Loss

	Three Months Ended June 30,
($ in millions, before income taxes)	2017	2016
Operating earnings	$27	$32
Less: DAC/VOBA and other intangibles unlocking	(1)	(2)

Adjusted operating earnings	$28	$34

Employee Benefits operating earnings were $27 million, down from $32 million.

Employee Benefits adjusted operating earnings, which exclude the impact of unlocking, were $28 million, down from $34 million. Key earnings drivers included:

•	Investment spread revenues

•	Prepayment fee and alternative investment income were, in aggregate, in-line with long-term expectations (before the effect of income taxes and DAC/VOBA).

•	Excluding alternative investment income and prepayment fees, investment spread revenues were flat.

•	Underwriting results were slightly lower primarily due to a higher loss ratio in Stop Loss, partially offset by improved results for Voluntary and Group Life, and growth in Stop Loss and Voluntary.

•	Expenses increased due to higher volumes; 2Q 2017 results also benefited from $1 million in favorable items.

The loss ratio for Group Life was 70.5%, compared with 72.9% in 2Q 2016. The loss ratio for Stop Loss was 85.6%, compared with 76.8% in 2Q 2016. The company typically expects an annual loss ratio for Stop Loss and Group Life between 77-80%.

Total Employee Benefits sales were $36 million, up from $25 million.

Corporate

Corporate operating losses were $89 million, compared with losses of $92 million. 2Q 2017 results include $23 million of strategic investment spending, a loss of $7 million in Institutional Spread Products (which has now largely been run-off), and $4 million of implementation expenses in preparation for the Department of Labor fiduciary rule.

CBVA

Voya’s CBVA segment, which is not included in operating earnings, contains variable annuities with substantial guaranteed features. The company ceased sales of these products in early 2010 and is running off the block. Voya’s primary focus in managing the block is to protect regulatory and rating agency capital, targeting Standard & Poor’s CTE 95 level for capital adequacy purposes. As of June 30, 2017, the company’s capital position in support of CBVA was more than sufficient at the CTE 95 level.

CBVA is supported by a hedge program that is primarily designed to mitigate the impacts of market movements on capital resources. As U.S. GAAP accounting differs from the methods used to determine regulatory and rating agency capital measures, the CBVA hedge program can create earnings volatility for U.S. GAAP financial statements. During 2Q 2017, the hedge program resulted in a net gain to rating agency capital as a result of the difference between the change in CTE 95 requirements and hedge assets related to equity market and interest rate movements.

CBVA had a net loss before income taxes of $28 million in 2Q 2017, compared with a net gain before income taxes of $57 million in 2Q 2016. Changes in the fair value of guaranteed benefit derivatives related to nonperformance risk, which the company considers a non-economic factor, generated a loss of $58 million in 2Q 2017, compared with a gain of $221 million in 2Q 2016.

Share Repurchases

In 2Q 2017, Voya repurchased 10,245,205 shares of its common stock at an average price per share of $36.64 for an aggregate purchase price of approximately $375 million. This includes the shares that were acquired under a previously announced $150 million share repurchase agreement.

Voya had $211 million remaining under its share repurchase authorization as of June 30, 2017.

Supplementary Financial Information

More detailed financial information can be found in the company’s Quarterly Investor Supplement, which is available on Voya’s investor relations website, investors.voya.com.

Earnings Conference Call and Slide Presentation

Voya will host a conference call on Wednesday, Aug. 2, 2017, at 10 a.m. ET to discuss the company’s second-quarter 2017 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com. A replay of the call will be available on the company’s investor relations website at investors.voya.com starting at 1 p.m. ET on Aug. 2, 2017.

Media Contact:	Investor Contact:

Christopher Breslin 212-309-8941 Christopher.Breslin@voya.com	Darin Arita 212-309-8999 IR@voya.com

About Voya Financial®

Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings — to get ready to retire better. Serving the financial needs of approximately 13.6 million individual and institutional customers in the United States, Voya is a Fortune 500 company that had $11 billion in revenue in 2016. The company had $517 billion in total assets under management and administration as of June 30, 2017. With a clear mission to make a secure financial future possible — one person, one family, one institution at a time — Voya’s vision is to be America’s Retirement Company®. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible and has been recognized as one of the 2017 World’s Most Ethical Companies® by the Ethisphere Institute, as well as one of the Top Green Companies in the U.S., by Newsweek magazine. Follow Voya Financial on Facebook and Twitter @Voya.

Use of Non-GAAP Financial Measures

Operating earnings before income taxes is a financial measure we use to evaluate segment performance. We believe that operating earnings before income taxes provides a meaningful measure of our business and segment performances and enhances the understanding of our financial results by focusing on the operating performance and trends of our underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions and/or other factors. We use the same accounting policies and procedures to measure segment operating earnings before income taxes as we do for consolidated net income (loss).

Operating earnings before income taxes does not replace net income (loss) as the U.S. GAAP measure of our consolidated results of operations. Therefore, we believe that it is useful to evaluate both net income (loss) and operating earnings before income taxes when reviewing our financial and operating performance. Each segment’s operating earnings before income taxes is calculated by adjusting income (loss) before income taxes for the following items:

•

Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue, which are significantly influenced by economic and market conditions, including interest rates and credit spreads, and are not indicative of normal operations. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the FVO unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;

•

Net guaranteed benefit hedging gains (losses), which are significantly influenced by economic and market conditions and are not indicative of normal operations, include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. Other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in nonperformance spread;

•

Income (loss) related to businesses exited through reinsurance or divestment, which includes gains and (losses) associated with transactions to exit blocks of business (including net investment gains (losses) on securities sold and expenses directly related to these transactions) and residual run-off activity; these gains and (losses) are often related to infrequent events and do not reflect performance of operating segments. Excluding this activity better reveals trends in our core business, which would be obscured by including the effects of business exited, and more closely aligns Operating earnings before income taxes with how we manages our segments;

•

Income (loss) attributable to noncontrolling interest, which represents the interest of shareholders, other than those of Voya Financial, Inc., in consolidated entities. Income (loss) attributable to noncontrolling interest represents such shareholders’ interests in the gains and (losses) of those entities, or the attribution of results from consolidated VIEs or VOEs to which we are not economically entitled;

•

Income (loss) related to early extinguishment of debt, which includes losses incurred as a result of transactions where we repurchase outstanding principal amounts of debt; these losses are excluded from Operating earnings before income taxes since the outcome of decisions to restructure debt are not indicative of normal operations;

•

Impairment of goodwill, value of management contract rights and value of customer relationships acquired, which includes losses as a result of impairment analysis; these represent losses related to infrequent events and do not reflect normal, cash-settled expenses;

•

Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period. We immediately recognize actuarial gains and (losses) related to pension and other postretirement benefit obligations and gains and losses from plan adjustments and curtailments. These amounts do not reflect normal, cash-settled expenses and are not indicative of current operating expense fundamentals; and

•

Other items not indicative of normal operations or performance of our segments or may be related to infrequent events including capital or organizational restructurings including certain costs related to debt and equity offerings as well as stock and/or cash based deal contingent awards; expenses associated with the rebranding of Voya Financial, Inc.; severance and other third-party expenses associated with the 2016 Restructuring. These items vary widely in timing, scope and frequency between periods as well as between companies to which we are compared. Accordingly, we adjust for these items as we believe that these items distort the ability to make a meaningful evaluation of the current and future performance of our segments. Additionally, with respect to restructuring, these costs represent changes in operations rather than investments in the future capabilities of our operating businesses.

Operating earnings before income taxes, when presented on a consolidated basis, also does not reflect the results of operations of our CBVA segment because this segment is managed to focus on protecting regulatory and rating agency capital rather than achieving operating metrics or generating net income. As a result of this focus on regulatory and rating agency capital, the financial results of the CBVA segment presented in accordance with GAAP tend to exhibit a high degree of volatility based on factors, such as the asymmetry between the accounting for certain liabilities and the corresponding hedging assets, and gains and losses due to changes in nonperformance risk, that are not necessarily reflective of the economic costs and benefits of the CBVA business. When we present the adjustments to Income (loss) before income taxes on a consolidated basis, each adjustment excludes the relative portions attributable to our CBVA segment.

We also use adjusted operating earnings before income taxes as a measure of our financial performance. This measure excludes from operating earnings the following items: (1) DAC/VOBA and other intangibles unlocking, (2) net gains from a distribution of cash in conjunction with a Lehman Brothers bankruptcy settlement for assets held in a partnership owned by the company, (3) losses on certain receivables associated with the previously disposed low-income housing tax credit partnerships, and (4) interest expense related to debt in our Corporate segment. Because DAC/VOBA and other intangibles unlocking can be volatile, excluding the effect of this item can improve period to period comparability. The net gain from the Lehman Brothers bankruptcy settlement and the loss from the disposition of low-income housing tax credit partnerships affected run-rate results and we believe that this effect is not reflective of our ongoing performance.

Operating earnings (both before and after income taxes) and adjusted operating earnings before income taxes are non-GAAP measures. For a reconciliation of each of these non-GAAP measures to the most directly comparable U.S. GAAP measures, see the tables that accompany this release, as well as our Quarterly Investor Supplement. In our Investment Management business, we report the operating margin excluding Investment Capital results. Because results from Investment Capital can be volatile, excluding the effect of this item can improve period-to-period comparability.

In addition to net income (loss) per share, we report operating earnings per share because we believe that operating earnings before income taxes provides a meaningful measure of its business and segment performances and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions and/or other factors.

In addition to book value per share including AOCI, we report book value per share excluding AOCI. Included in AOCI are investment portfolio unrealized gains or losses. In the ordinary course of business we do not plan to sell most investments for the sole purpose of realizing gains or losses, and book value per share excluding AOCI provides a measure consistent with that view.

We also analyze our segment performance based on the sources of earnings. We believe this supplemental information is useful in order to gain a better understanding of our financial performance, because it provides insight into the main drivers of operating earnings (loss) before income taxes of our segments. The sources of earnings are defined as follows:

•

Investment spread and other investment income consists of net investment income and net realized investment gains (losses) associated with swap settlements and accrued interest, less interest credited to policyholder reserves.

•	Fee-based margin consists primarily of fees earned on AUM, AUA, and transaction-based recordkeeping fees.

•

Net underwriting gain (loss) and other revenue contains the difference between fees charged for insurance risks and incurred benefits, including mortality, morbidity, and surrender results, contractual charges for universal life and annuity contracts, the change in the unearned revenue reserve for universal life contracts, and that portion of traditional life insurance premiums intended to cover expenses and profits. Certain contract charges for universal life insurance are not recognized in income immediately, but are deferred as unearned revenues and are amortized into income in a manner similar to the amortization of DAC.

•	Administrative expenses are general expenses, net of amounts capitalized as acquisition expenses and exclude commission expenses and fees on letters of credit.

•	Trail commissions are commissions paid that are not deferred and thus recorded directly to expense.

•

For a detailed explanation of DAC/VOBA and other intangibles amortization/unlocking see Management’s Discussion and Analysis of Financial Condition and Results of Operations - Unlocking of DAC/VOBA and other Contract Owner/Policyholder Intangibles in our Quarterly Report on Form 10-Q for the three-month period ended June 30, 2017, which the company expects to file with the Securities and Exchange Commission on or before Aug. 9, 2017.

More details on these sources of earnings can be found in Voya Financial’s Quarterly Investor Supplement, which is available on Voya Financial’s investor relations website, investors.voya.com.

Forward-Looking and Other Cautionary Statements

This press release contains forward-looking statements. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, including emerging markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels, (v) persistency and lapse levels, (vi) interest rates, (vii) currency exchange rates, (viii) general competitive factors, (ix) changes in laws and regulations, such as those relating to Federal taxation, state insurance regulations and NAIC regulations and guidelines, including those affecting reserve requirements for variable annuity policies and the use of and possible application of NAIC accreditation standards to captive reinsurance entities, those made pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the U.S. Department of Labor’s final rules and exemptions pertaining to the fiduciary status of providers of investment advice, or any amendments thereto, and (x) changes in the policies of governments and/or regulatory authorities. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition – Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended Dec. 31, 2016, filed with the Securities and Exchange Commission on Feb. 23, 2017, and our Quarterly Report on Form 10-Q for the three-month period ended June 30, 2017, which the company expects to file with the Securities and Exchange Commission on or before Aug. 9, 2017.

Reconciliation of Ongoing Business Adjusted Operating Earnings to Net Income (Loss) - Quarter-to-Date

	Three Months Ended
(in millions USD)	6/30/2017	6/30/2016
Net Income (loss)	219.2	136.0
Less: Net income (loss) attributable to noncontrolling interest	52.0	(25.5)

Net Income (loss) available to Voya Financial, Inc.‘s common shareholders	167.2	161.5
Less: Adjustments to operating earnings
Closed Block Variable Annuity	(28.0)	56.5
Net Investment gains (losses) and related charges and adjustments	3.4	(24.7)
Other adjustments	19.6	(88.3)

Total Adjustments to operating earnings before tax effect	(5.0)	(56.5)
Income taxes on adjustments to operating earnings (1)	1.8	19.8

Total Adjustments to operating earnings, after tax(1)	(3.2)	(36.7)
Less: Difference between actual tax (expense) benefit and assumed tax rate	45.2	38.3

Operating earnings, after-tax (1)	125.2	159.9
Less: Income taxes (1)	(58.9)	(75.2)

Total operating earnings before income taxes	184.1	235.1

(1)

Voya Financial assumes a 32% tax rate on operating earnings and all components of operating earnings described as “after tax.” A 35% tax rate is applied to all non-operating items, including CBVA results. The 32% tax rate for operating earnings and components reflects the estimated benefit of the dividend received deduction related to the company’s Retirement, Investment Management, Annuities, Individual Life, and Employee Benefits segments.

Voya Financial

Reconciliation of Book Value per Share

As of June 30, 2017
Book value per share, including AOCI	74.30
Per share impact of AOCI	(15.06)

Book value per share, excluding AOCI	59.24

Voya Financial

Reconciliation of Investment Management Operating Margin

	Three Months Ended
(in millions USD, unless otherwise indicated)	6/30/2017	3/31/2017	6/30/2016
Operating revenues	203.3	171.4	142.4
Operating expenses	(118.4)	(122.1)	(110.6)

Operating earnings before income taxes	84.9	49.3	31.8

Operating margin	41.8%	28.8%	22.3%
Operating revenues	203.3	171.4	142.4
Less:
Investment Capital Results	35.2	8.7	(8.6)

Revenues excluding Investment Capital	168.1	162.7	151.0
Operating expenses	(118.4)	(122.1)	(110.6)

Operating earnings excluding Investment Capital	49.7	40.6	40.4

Operating margin excluding Investment Capital	29.6%	25.0%	26.8%